Exhibit 3.157

CHARTER

(For-Profit Corporation)

The undersigned acting as incorporator(s) of a for-profit corporation under the provisions of the Tennessee Business Corporation Act adopts the following Articles of Incorporation.

1. The name of the corporation is
Symbion imaging, inc.

[NOTE: Pursuant To Tennessee Code Annotated § 48-14-101(a)(1). each corporation name must contain the words corporation, incorporated or company or the abbreviation corp., Inc., or co.]

2. The number of shares of stock the corporation is authorized to issue is: 1000

3.   The name and address of the corporation’s registered agent and office is:

Charles T Neal
3401 West End Ave Suite 120 Nashville Tennessee 37203

4. The name and address of the incorporator is:
Patrick R. Rooney
3401 West End Avenue, Suite 120, Nashville, TN 37203

5. The complete address of the corporation’s principal office is: 3401 West End Avenue, Suite 120, Nashville, TN 37203

6. The corporation is for profit.

7.   Other provisions:

Please see attached Rider to these Articles

07/25/00	/s/ Patrick Rooney
Signature Date	Corporate’s Signature

Patrick Rooney
Name

SS-4417 (Rev 10/99)	RDA 1678

RIDER TO CHARTER OF
SYMBION IMAGING, INC.

1.             A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) under Section 48-18-304 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.             The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent Permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”). The Company may, to the full extent of the law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for such expense (including attorney’s fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking Indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such Indemnitee (a) in any proceeding by the Corporation against such Indemnitee, (b) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 48-19-502 of the Tennessee Business Corporation Act, or (c) if a judgment or other final adjudication adverse to the Indemnitee establishes his liability (x) for any breach of the duty of loyalty to the Corporation or its shareholders, (y) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (z) under Section 48-18-304 of the Tennessee Business Corporation Act.